EXHIBIT 99

           "SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

     Forward-looking statements made by or on behalf of the Company represent the Company's reasonable judgement on the future and are subject to risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others:

     Limited Operating History of SCC. SCC sold its first RAID 7 system in April 1992. While the Company has achieved significant sales growth, it is still in the expansion stage of its marketing efforts. The Company believes that in order to sustain its marketing efforts and achieve sales which would enable it to be profitable in the long term and to compete effectively in its chosen marketplace, it will have to intensify its sales and marketing efforts in the near term, which will involve significant expense and the usual strains on management caused by rapid expansion. Given the Company's limited operating history, it is not possible to predict whether the Company will be able to continue to fund and manage the necessary expansion of its marketing and sales efforts in order to achieve long-term growth and profitability. The likelihood of the Company's success must be considered in light of the problems, expenses, difficulties and delays frequently encountered in connection with the rapid expansion of a high-technology business. These include, but are not limited to, competition, the need to expand customer support capabilities and marketing expertise, and setbacks in product development and market acceptance.

     Limited Product History. The hardware and software components of certain of the Company's newer storage subsystem products have performed to their specifications in simulations under test conditions and at customer sites. However, because of the limited period of their use and the limited configurations in which they have been tested at customer sites, there can be no assurance that they will perform to specifications under all conditions or for all applications. If such components fail to meet such specifications, the Company may be required either to enhance or improve one or more hardware or software components of the storage system, which could lead to a delay in market acceptance of its products or to perform warranty and/or service obligations which could adversely affect profits. Any significant hardware or software reliability problems would have a material adverse effect on the Company's business and prospects.

     Limited Market Acceptance. SCC's RAID and Stealth Cache products are based on designs which have not yet received widespread acceptance in the market for commercially available storage systems. Prospective customers may require a longer evaluation period for these products than for storage systems marketed by more established companies. SCC's sales and marketing strategy contemplates sales of its storage systems for both technical and commercial applications. There can be no assurance that the Company will be able to penetrate either storage market, to any significant extent, or in the time frames sufficient to assure its success. The failure of the Company to penetrate these storage markets on a timely basis would have a materially adverse impact upon its operations and prospects. Large computer users may be slow to adopt new products for use in their core applications, particularly systems that entail significant capital investment. In addition, the Company's products could be subject to export controls imposed by the United States Government, which could create delays in the widespread introduction of the Company's systems in international markets. Any significant delay in market acceptance of the Company's products could result in the marketing of the Company's products at a time when their cost and performance characteristics are not competitive.

     Foreign Sales. Approximately, 57%, 53% and 61% of SCC's revenues during its fiscal years ended December 31, 1993, 1994 and 1995, respectively, were derived from sales made outside of the United States. SCC's profitability and financial condition are materially dependent on the success of its foreign sales efforts. In general, SCC's foreign sales are subject to certain inherent risks, including unexpected changes in regulatory and other legal requirements, tariffs and other trade barriers, longer accounts receivable payment cycles and the possibility of increased difficulty in collection of accounts receivable, difficulty in the management of foreign operations, potentially adverse tax consequences including restrictions on the repatriation of earnings, and the burdens of compliance with a wide variety of foreign laws. Currency transaction gains or losses on conversion to United States dollars from foreign sales denominated in foreign currencies may also contribute to fluctuations in SCC's results of operations. There can be no assurance that these factors will not have an adverse impact on SCC's future foreign sales and, consequently, on SCC's operating results. SCC does not presently engage in the hedging of foreign currencies or similar activities.

     Dependency on Developing New Products and Technological Change. The market for storage products is characterized by rapidly changing technology, product obsolescence and evolving industry standards. The continued success of the Company will depend upon its ability to enhance existing products and to introduce new products and features in a timely manner to meet changing customer requirements. There can be no assurance that the Company will be successful in identifying, developing, manufacturing and marketing new products, or in enhancing its existing products. The Company's business will be adversely affected if it incurs delays in developing new products or enhancements, or if such products or enhancements do not gain market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete.

     Competition and Pricing. The information storage market is extremely competitive. Companies such as UNISYS, Data General Corporation, Digital Equipment Corporation, EMC Corporation, IBM Corporation, IPL, Hewlett-Packard, Micro Technology, NCR Corporation, Storage Technology, Sun Microsystems, and more than 100 other public and private companies provide disk arrays for a wide variety of computer systems, workstations and PCs. Although SCC is currently unaware of any other vendor offering an asynchronous transfer RAID 7 disk array, many of the Company's competitors benefits from greater market recognition and have greater financial, research and development, production and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully against existing companies or future entrants to the marketplace. Furthermore, reductions in the price of competitive products, changes in discount levels or announcements by the Company's competitors of new generations of high-performance systems may adversely affect sales of the Company's products.

     Licenses, Patents and Trademarks. The Company will rely on copyright, patent, trade secret and trademark law, as well as provisions in its license, distribution and other agreements, in order to protect its intellectual property rights. SCC holds numerous patents protecting aspects of its proprietary technology and also has numerous patents pending in foreign countries. No assurance can be given that any patents previously, or hereafter issued will provide protection for the Company's competitive position. Although the Company intends to protect its patent rights vigorously, there can be no assurance that these measures will be successful. Additionally, no assurance can be given that the claims on any patents held by the Company will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that the patents previously or hereafter issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company.

     The computer industry is characterized by frequent litigation regarding copyright, patent and other intellectual property rights. While there are no currently known, pending or threatened patent or copyright claims against SCC, or any of its subsidiaries, any such claim, if resolved unsatisfactorily, could possibly have a material adverse effect on the Company's results of its operations and financial condition. There can be no assurance that such third party claims will not be asserted, or if asserted, that they will be resolved in a satisfactory manner.

     Dependence on Suppliers. Certain components used in the Company's products are currently available from only a limited number of suppliers. The Company's reliance on its suppliers involves several risks, including a potential inability to obtain an adequate supply of required components, price increases, timely delivery and component quality. Although to date, the Company has been able to purchase its requirements of such components in a timely and effective manner, there is no assurance that the Company will be able to obtain its full requirements of such components in the future, or that prices of such components will not increase. While the Company believes that there are several alternatives and other suppliers of its components, the Company's inability to obtain sufficient limited source components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments which could have a material adverse effect on the Company's operations.